Exhibit 10.15

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

SECOND AMENDMENT

TO

LICENSE AGREEMENT

This amendment (“Second Amendment”) to Agreement (defined below) is entered into by and between Sunovion Pharmaceuticals Inc. (formerly Cynapsus Therapeutics, Inc.) (“Sunovion”) and Aquestive Therapeutics, Inc. (formerly MonoSol Rx, LLC) (“Aquestive”) and is effective as of October 23, 2020 (the “Second Amendment Effective Date”). Capitalized terms not defined herein shall have the meaning set forth in the Agreement. Except as set forth in this Second Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

RECITALS

WHEREAS, Cynapsus Therapeutics, Inc. developed and owned patented technology related to the film based drug delivery of the active pharmaceutical ingredient, Apomorphine;

WHEREAS, Aquestive Therapeutics, Inc. owns patented and trade secret proprietary technology related to film-based drug delivery systems which includes orally soluble film strips containing active pharmaceutical ingredients;

WHEREAS, under the Agreement, Cynapsus Therapeutics, Inc. obtained an exclusive right and license from Aquestive Therapeutics, Inc. in connection with the development and commercialization of Apomorphine for oral administration (the “Product”);

WHEREAS, Sunovion acquired Cynapsus Therapeutics, Inc. and all rights and licenses to its technology in October of 2016;

WHEREAS, the Parties entered into the First Amendment of the Agreement effective as of March 16, 2020 wherein the Parties agreed, among other things, to amend Section 7.2.2(d) of the Agreement to extend the date by which Sunovion may terminate the Agreement upon 180 days prior written notice to March 31, 2028; and

WHEREAS, the parties to this Second Amendment wish to amend certain terms of that certain License Agreement (as amended) entered into by and between Sunovion and Aquestive effective as of April 1, 2016 (the “Agreement”) to clarify certain rights and obligations of the Parties under the Agreement, as outlined below;

NOW, THEREFORE, the parties agree as follows:

1.	Section 3.3.2 of the Agreement is deleted in its entirety and replaced with the following:

“3.3.2

Subject to  Section 3.4, from January 1, 2025 until the termination of this Agreement, Licensee or its Affiliates, in consideration of the rights granted to Licensee under Section 2.1.1 and/or 2.1.2, as applicable, shall pay Licensor an amount equal to [****] percent ([****]%) of the quarterly Net Sales of the Product in the Territory, provided that on and after March 31, 2028, in respect of any jurisdiction or jurisdictions in the Territory, Licensee may terminate its rights with respect to the Licensed Patents upon one hundred and eighty (180) days prior written notice to Licensor. In such event Licensee or its Affiliates shall cease to be obligated to pay to Licensor an amount equal to [****] percent ([****]%) of the quarterly Net Sales of the Product in such jurisdiction or jurisdictions. Licensor will have no further obligations under this Agreement in such jurisdictions where Licensee is not paying and/or ceases to pay a royalty on or after March 31, 2028.”

2.	Section 8.1.3 is deleted in its entirety and replaced with the following:

“8.1.3

(a) In the event that Licensor desires to abandon or cease prosecution or maintenance of any Licensor Patent in any country in the Territory, Licensor shall provide reasonable prior written notice to Licensee of such intention to abandon (“Notice to Abandon”), such Notice to Abandon shall be given no later than sixty (60) days prior to the next deadline for any action that must be taken with respect to any such Licensor Patent in the relevant patent office. In such case, upon Licensee’s written election (“Step-In Notice”), provided no later than thirty (30) days after Licensee’s receipt of the applicable Notice to Abandon, Licensee shall have the right to assume prosecution and maintenance of such Licensor Patent at Licensee’s expense (“Step-In Rights”).

(b) Licensor shall have the right to rescind a Notice to Abandon upon written notification to Licensee no later than ten (10) days after Licensor’s receipt of the applicable Step-In Notice and such rescission shall revoke Licensee’s Step-In Rights provided that Licensor within five (5) days of such written notification of rescission shall take all actions necessary to prevent abandonment, cessation of prosecution or maintenance of the applicable Licensor Patent at Licensor’s sole expense.

(c) Should Licensee fail to provide Step-In Notice within thirty (30) days after Licensee’s receipt of the applicable Notice to Abandon, Licensor may, in its sole discretion, continue prosecution and maintenance of such Licensor Patent or discontinue prosecution and maintenance of such Licensor Patent.

(d) For clarity, with respect to a Licensor Patent in a country in the Territory, “abandon or cease prosecution or maintenance of any Licensor Patent” as used in this section 8.1.3 shall mean (i) if pending, abandon said pending Licensor Patent without having a pending continuing application (e.g., continuation or divisional) on file claiming priority to the pending Licensor Patent to be abandoned in such country, or (ii) if issued, stop maintaining said issued Licensor Patent in such country.”

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized representatives to be effective as of the Second Amendment Effective Date stated above.

Sunovion Pharmaceuticals Inc.		Aquestive Therapeutics, Inc.

By:	/s/ Yumi Sato	By:	/s/ Daniel Barber

Print Name:	Yumi Sato	Print Name:	Daniel Barber, COO

Title:	EVP, Chief Corporate Strategy Officer	By:	/s/ Lori Braender

Print Name:	Lori Braender, SVP, General Counsel